SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): June 8, 2007 (June 6, 2007)

NATCO Group Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-15603	22-2906892
(State of Incorporation)	(Commission File Number)	(IRS Employer
Identification No.)

2950 North Loop West, 7th Floor
Houston, Texas	77092
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code: (713) 683-9292

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Compensatory Arrangements of Certain Officers

On and effective June 6, 2007, the Governance, Nominating & Compensation (GNC) Committee of the Board of Directors of the Company approved stock option grants, restricted stock awards and performance unit awards to certain key employees under the Company's various stockholder approved incentive plans. These included the following grants and awards to certain executives designated as "named executive officers" in the Company's 2007 proxy statement:
Named Executive Officer	Number of Restricted Shares Granted	Number of Options Granted	Performance Units Awarded
John U. Clarke	9,280	18,900	371,250
Patrick M. McCarthy	7,900	11,760	231,000
C. Frank Smith	3,280	6,680	131,180
Robert A. Curcio	8,690	6,680	131,180
Knut Eriksen	3,220	6,550	128,700
Bradley P. Farnsworth	3,160	6,430	126,230

The incentive plans permit the Company to grant options, restricted stock and performance awards to participants pursuant to the terms and conditions of such plans. A form of agreement for each type of award is attached as an exhibit to this report, and is incorporated by reference. A brief summary of each type of award granted follows.

The restricted stock awards provide for restrictions to lapse on the third anniversary of the date of grant, subject to the recipient's continuous employment with the Company or a subsidiary from the date of grant to the date restrictions lapse. Restrictions may lapse earlier as provided in the applicable incentive plan and award agreement or as a result of a change in control.

The option grants have seven-year terms and vest in one-third installments on the first, second and third anniversaries of the date of grant, subject to the recipient's continuous employment with the Company or a subsidiary from the date of grant to the date of vesting. Options may vest earlier as provided in the applicable incentive plan and award agreement, including in the event of a change in control. Each option has an exercise price of $44.70 per share, which is the average of the high and low trading prices on the New York Stock Exchange on the date of grant.

Performance unit awards will have a value at payout of $1.00 per unit earned at the end of the performance cycle (December 31, 2009). The number of units awarded will be adjusted at the end of the performance cycle depending on the Company's cumulative earnings per share, or EPS, over the performance cycle (January 1, 2007 to December 31, 2009). At threshold, payout is 50%. At target, payout is 100%. At maximum, payout is 150%. Payout between threshold and target and between target and maximum will be pro-rated using a straight-line interpolation. EPS will be adjusted to eliminate the effects of extraordinary events occurring in the performance cycle, such as mergers, acquisitions or divestitures. A participant's performance unit award shall terminate if the participant does not remain continually employed by the Company or does not continue to perform services for the Company at all times during the performance cycle, except (a) in the event of a change in control, the applicable performance cycle shall be deemed complete and awards shall be deemed earned at target, (b) in the event of death or disability during the cycle, the performance cycle shall be deemed complete and awards shall be deemed earned at target or (c) as may otherwise be determined by the GNC Committee, which is responsible for administering the applicable incentive plan.

Stock Ownership Guidelines

Also on June 6, 2007, the Board of Directors adopted revised corporate governance guidelines to provide, among other things, for stock ownership targets to be met by non-employee directors and certain senior executives. Under the revised guidelines, non-employee directors are expected to own a number of shares of common stock having a value at least equal to two times the annual cash retainer for service as a director (without regard to any committee chair retainers). Each of the Chief Executive Officer, President and Chief Operating Officer and each Executive or Senior Vice President reporting to the CEO or COO is expected to own a number of shares of common stock having a value at least equal to a specified multiple of such executive's base salary (5x in the case of the CEO, 3x in the case of the COO and 2x in all other cases). The non-employee directors and executives have a transition period within which to comply, and the GNC Committee will review progress toward the targets on an annual basis. Executives over age 62 are exempt from the requirements. A copy of the revised corporate governance guidelines is posted on the Company's website, www.natcogroup.com, under the caption "Investor Relations" in the Corporate Governance section. A copy of the guidelines will be provided to any stockholder upon request to the Company's Corporate Secretary, at the address listed on the cover to this report.

Effective upon adoption of the ownership guidelines, the GNC Committee waived stock retention requirements in previously granted option and restricted stock award agreements applicable to employees, as the guidelines supersede these requirements.

Item 9.01 Financial Statements and Exhibits.

Exhibits.
Exhibit No.	Description
10.1	Form of Nonstatutory Stock Option Agreement for Directors
10.2	Form of Nonstatutory Stock Option Agreement for Employees
10.3	Form of Restricted Stock Agreement for Directors
10.4	Form of Restricted Stock Agreement for Employees
10.5	Form of Performance Unit Award Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 8, 2007

NATCO Group Inc.

By: /s/ John U. Clarke________

John U. Clarke

Chairman & Chief Executive Officer